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                                                                   EXHIBIT 23.01

February  13, 2004

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month and nine-month periods ended December 31, 2003 and 2002, as indicated in our report dated February 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarter ended December 31, 2003 is incorporated by reference in Registration Statements on Form S-8 Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327,
333-103189, and 333-110430 and on Form S-3 Nos. 333-41646, 333-46200, 333-46770,
333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, and
333-109542.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California